Exhibit 15.1

May 4, 2017

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read KeyStone Solutions, Inc.’s statements included under Item 4, Changes in Issuer’s Certifying Accountant, of its Form 1-U filed on May 4, 2017, and we agree with such statements concerning our firm except that we have no basis to agree or disagree with the statements included in the penultimate sentence of the second paragraph of Item 4.

Very truly yours,